Exhibit 2.d

DESCRIPTION OF SECURITIES
REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT
As of December 31, 2025, Azul S.A. had the following securities registered pursuant to Section 12(g) of the Exchange Act:
Common Shares without par value
American Depositary Shares (as evidenced by American Depositary Receipts), each representing 500,000 Common Shares
Unless otherwise indicated or the context otherwise requires, “Azul” “we,” “us,” “our” or the “Company” refer to Azul S.A. and its consolidated subsidiaries. The term “Brazil” refers to the Federative Republic of Brazil and the phrase “Brazilian government” refers to the federal government of Brazil. “Central Bank” refers to the Brazilian Central Bank (Banco Central do Brasil). References to “real,” “reais” or “R$” refer to the Brazilian real, the official currency of Brazil and references to “U.S. dollar,” “U.S. dollars” or “US$” refer to U.S. dollars, the official currency of the United States of America. All references to “ADSs” are to American Depositary Shares, each representing 500,000 common shares, without par value. The ADSs are evidenced by American Depositary Receipts, or “ADRs”.
Capitalized terms used but not defined herein have the meanings given to them in Azul S.A.’s Annual Report on Form 20-F for the fiscal year ended December 31, 2025, or our 2025 Form 20-F, and in the deposit agreement, which is an exhibit to our 2025 Form 20-F.
COMMON SHARES
In the United States, our common shares trade in the form of ADSs. Our ADS traded on the NYSE between April 11, 2017 and June 10, 2025, when our ADSs were delisted from the NYSE pursuant to the provisions of Rule 12d2-2(b) under the Securities Act because, in the opinion of the NYSE, the ADSs were no longer suitable for continued listing and trading on the NYSE. Our ADSs are quoted on the OTC Pink Limited Market under the symbol “AZLUY”.
Our common shares trade on the B3 under the symbol “AZUL53.” As of the date hereof, the ADSs represented approximately 98.3% of our common shares. Our ADSs initially represented our preferred shares until the Conversion, after which they began representing our common shares.
Share Capital
As of the date hereof, our total capital stock is R$21,756,852,177.39, fully paid-in and divided into 54,913,287,951,407 common shares, all nominative, in book-entry form and without par value.
As of the date hereof, we had 88,679 common shares held in our treasury. Our common shares are listed on the Level 2 segment of the B3 since April 11, 2017. This listing requires us to comply with the corporate governance and disclosure rules of the Level 2 segment of the B3 as summarized in the “Item 9.C.-Markets.” of our 2025 Form 20-F.

Rights of our Common Shares
We have a single class of common shares, and each common share entitles its holder to one vote at our shareholders’ meetings.
Reimbursement and Right of Withdrawal
Under the Brazilian Corporations Law, “dissenting shareholders” including shareholders who have no voting rights have the right to withdraw from a company and receive full reimbursement for the value of all their shares in certain circumstances. For purposes of this right of withdrawal, “dissenting shareholders” include shareholders who vote against a specific resolution, as well as those who abstain from voting or fail to appear at the shareholders’ meeting.
This right of withdrawal and reimbursement arises if any of the following matters are decided upon at a shareholders’ meeting:
1.    creation of preferred shares or an increase in an existing class of preferred shares that is disproportionate to the other classes of preferred shares, unless already provided for or authorized by our bylaws (which is currently not the case);
2.    modification to the preference, privilege or conditions for redemption or amortization granted to one or more classes of preferred shares, or the creation of a new class of preferred shares with greater privileges than the existing classes of preferred shares. This provision does not apply to the Company's shareholders as the Company no longer has preferred shares;
3.    reduction of the mandatory dividend;
4.    consolidation or merger into another company;
5.    participation in a group of companies (grupo de sociedades), as defined by the Brazilian Corporations Law;
6.    a share merger (incorporação de ações) in which all shares of a company are incorporated into the equity of another company, making the former a wholly-owned subsidiary — in which case shareholders of both companies are entitled to appraisal rights (direito de recesso);
7.    changes to our corporate purpose; or
8.    a spin-off that results in: (i) a change to our corporate purpose (unless the spun-off company’s assets and liabilities are transferred to a company that has substantially the same corporate purpose); (ii) a reduction in any mandatory dividend; or (iii) any participation in a group of companies (grupo de sociedades), as defined by the Brazilian Corporations Law.
Appraisal rights also arises if a spin-off, merger or incorporation if the spun-off, merged or incorporated company is a publicly-held corporation and the resulting or surviving company fails to obtain registration as a publicly-held corporation and have its shares admitted to trading on a stock exchange within 120 days from the date of the shareholders' meeting that approved the transaction
In the event that our shareholders approve any resolution for us to:

•consolidate or merge with another company;
•transfer all of our shares to another company, or acquire all shares of another company, so as to make either company a wholly-owned subsidiary of the other; or
•become part of a group of companies (grupo de sociedades), as defined by the Brazilian Corporations Law, then dissenting shareholders will be entitled to appraisal rights only if, at the time of the shareholders' meeting approving such transaction, the shares of the relevant class do not meet the liquidity and dispersion thresholds established by the Brazilian Corporations Law and CVM regulations.
Under current law and CVM regulations: (i) shares are deemed to have liquidity if the relevant class or type of shares is included in a broad market index admitted to trading on a Brazilian stock exchange, as defined by the CVM — currently, the Ibovespa index; and (ii) shares are deemed to have dispersion if the controlling shareholder, the controlling company, or other companies under its control hold less than half of the shares of that class.
The right of withdrawal expires 30 days after publication of the minutes of the shareholders’ meeting that approved the relevant event.
The Brazilian Corporations Law provides that, in order for appraisal rights to be exercised, the reimbursement amount may not be lower than the book value per share, calculated by reference to the latest balance sheet approved at a shareholders' meeting, unless the company's bylaws provide for reimbursement based on the economic value of the shares (to be determined through an appraisal). Our bylaws allow for such economic value to be used whenever it is lower than the book value per share. If more than 60 days have passed since the date of the last approved balance sheet, dissenting shareholders may request the preparation of a special balance sheet dated within such 60-day period, in which case the company will immediately pay 80% of the reimbursement amount and the balance within 120 days from the shareholders' meeting resolution.
Because our corporate purpose primarily consists of holding equity interests in companies engaged in air transportation, the sale of our controlling stake in ALAB could, depending on the circumstances, be characterized as a de facto change in our corporate purpose under Brazilian Corporations Law. If so characterized, such a transaction could trigger withdrawal rights (direito de recesso) for our dissenting shareholders, subject to the conditions and limitations set forth in Articles 136 and 137 of Brazilian Corporations Law.
Capital Increases and Preemptive Rights
Pursuant to our bylaws, we are authorized, by resolution of the board of directors, and as recommended by the Strategy Committee, to increase our share capital, without the need to amend the bylaws, up to an aggregate amount of R$30,000,000,000.00. Within such authorized capital limit, the board of directors shall determine the terms and conditions of each issuance, including the issue price and payment terms.
In addition, the grant of options to purchase shares under stock option plans does not give rise to preemptive rights.

Each of our shareholders has preemptive rights to subscribe for any new shares that increase our capital stock (and any warrants or other securities convertible into new shares) in direct proportion to the equity interest held by them. Preemptive rights may be exercised during a period, to be determined by the general shareholders’ meeting, of not less than 30 days following the publication of notice of the capital increase. If the capital increase applies in equal proportion to all existing types and classes of shares, each shareholder’s preemptive rights would apply only to the type and class of shares currently held by such shareholder. If, however, an exercise of preemptive rights would result in a change to the proportional composition of our capital stock, the preemptive rights may be exercised over the types and classes identical to those already held by the shareholders only. The preemptive rights may only extend to any other shares if necessary to ensure the shareholders receive the same proportion of our capital stock as they had prior to the increase in capital. If the shares being issued are of types and classes that are different from the existing shares, each shareholder may exercise preemptive rights (in proportion to the shares currently held) over all the types and classes of shares being issued.
Our bylaws provide that the preemptive rights may be excluded, or the deadline for exercise may be shortened, if we issue shares, debentures convertible into shares or subscription warrants through a public offering or a sale on a stock exchange, or by means of an exchange for shares in a public tender offer for acquisition of control.
In addition, preemptive rights do not apply to (i) shares issued within the authorized capital limits upon grant or exercise of stock options under stock option plans approved by the general shareholders’ meeting, or (ii) shares issued upon conversion of convertible debentures or exercise of warrants (bônus de subscrição), as shareholders are entitled to preemptive rights at the time of issuance of such securities.
Dividend Rights
Dividends are allocated and distributed in accordance with Brazilian corporate law and our bylaws. According to the Brazilian Corporations Law and our bylaws, our board of directors makes a recommendation to the annual shareholders’ meeting regarding the allocation of our net income for the preceding fiscal year, and the shareholders’ meeting decides upon the allocation. Under the Brazilian Corporations Law, our board of directors may also approve intermediary dividend distributions.
The Brazilian Corporations Law defines “net income” as the results for the fiscal year after deducting accrued losses, the provisions for income and social contribution taxes for that year and any amounts allocated to profit sharing payments to employees and management. Management is only entitled to any profit-sharing payment, however, after the shareholders are paid the mandatory dividend referred to below.
The Brazilian Corporations Law requires the bylaws of a Brazilian company to specify a minimum percentage of available profits to be allocated to the annual distribution of dividends, known as mandatory dividends. The mandatory dividend must be paid to shareholders either as dividends or as interest on shareholders’ equity. The basis of the mandatory dividend is a percentage of income, adjusted according to Article 202 of the Brazilian Corporations Law. Under our bylaws, we must distribute every year at least 0.1% of our adjusted net income from the previous fiscal year as a dividend. Brazilian corporate law allows a company to suspend distribution of mandatory dividends if the board of directors advises the annual shareholders’ meeting that the distribution would not be advisable given the company’s financial condition. The fiscal council, if one is in place, must review any suspension of the mandatory dividend, and management must submit a report to the CVM setting forth the reasons for the suspension of dividends. Net income that is not distributed due to a suspension is allocated to a separate reserve account and, if not absorbed by subsequent losses, must be distributed as dividends as soon as the financial condition of the company permits.

The Brazilian Corporations Law and our bylaws require us to hold an annual shareholders’ meeting by the fourth month following the closing of each fiscal year, in which, among other matters, shareholders must decide upon the distribution of annual dividends. The calculation of annual dividends is based on our audited consolidated financial statements for the immediately preceding fiscal year. Each holder of shares at the time a dividend is declared is entitled to receive dividends. Under the Brazilian Corporations Law, dividends are generally required to be paid within 60 days from the date on which the dividend is declared, unless the shareholders’ resolution establishes another payment date. The dividend must be paid at the latest before the end of the year in which it is declared.
Shareholders have three years from the date of payment to claim their dividends or interest on shareholders’ equity, after which the unclaimed dividends or interest revert to us.
Voting Rights
Each of our common shares entitles the holder to cast one vote at our shareholders’ meetings.
In addition, the Brazilian Corporations Law provides that the following rights of shareholders may not be altered either in the bylaws or by shareholders’ resolutions:
•the right of holders of common shares to vote at general shareholders’ meetings;
•the right to participate in the distribution of dividends (including interest paid on our capital);
•the right to share in the remaining assets of the company in the event of liquidation;
•the right to inspect and supervise the management of the company's business, as provided by law;
•preemptive rights to subscribe for shares, beneficial interests (partes beneficiárias) convertible into shares, convertible debentures and warrants (bônus de subscrição), subject to certain exceptions provided by law; and
•the withdrawal rights summarized above.
Rights other than these unalterable rights may be granted or excluded in the bylaws or by shareholders’ resolutions.
Shareholders’ Meetings
Our board of directors has the power to call shareholders’ meetings, but in certain circumstances such meetings may also be called by: (i) the fiscal council, when in operation, which may call the annual general meeting (assembleia geral ordinária) if management delays such call by more than one month, or an extraordinary general meeting (assembleia geral extraordinária) whenever serious or urgent matters arise; (ii) any shareholder, if management fails to call a meeting required by law or by our bylaws within 60 days; (iii) shareholders representing at least 1% of our capital stock, if management fails to respond to a duly substantiated request within 8 days; or (iv) shareholders representing at least 5% of the voting capital if management fails to respond within eight days to a request to call a meeting for the installation of the fiscal council.

Notice of shareholders’ meetings must be published at least three times in a newspaper of general circulation (currently Folha de São Paulo), pursuant to Law No. 13,818, dated as of April 24, 2019, in force since January 1, 2022, which waives publication in the official newspaper. For publicly-held companies, the first notice must be published at least 21 days in advance, and the second notice at least 8 days in advance.
Management Compensation
In accordance with the Brazilian Corporations Law and our bylaws, the general shareholders’ meeting establishes the overall annual compensation of our management, including the members of the board of directors, the Strategy Committee and the Board of Executive Officers, as well as that of the members of the Fiscal Council, if installed. The board of directors is then responsible for allocating the individual compensation among the members of such bodies within the overall limit approved by the shareholders, provided that the compensation of the members of the fiscal council, when installed, is determined by the general shareholders’ meeting that elects them and cannot be less than 10% of the average compensation paid to each executive officer (excluding benefits, representation allowances and profit sharing).
In addition, the general shareholders’ meeting approves our share-based incentive plans for directors, officers and employees, as well as for those of our subsidiaries or individuals who provide services to us or our subsidiaries. The administration, organization and interpretation of the equity-based incentive plans approved by the general shareholders’ meeting — including the resolution of matters not expressly addressed therein or any disputes related thereto — as well as the approval of grants to directors, officers, employees and service providers under our long-term incentive plans or long-term incentive plans of our subsidiaries (subject to the terms and conditions approved by the general shareholders’ meeting), are within the exclusive authority of the Strategy Committee.
Anti-Takeover Provisions
Differently from companies incorporated under the laws of the State of Delaware, the majority of Brazilian publicly-held companies do not employ “poison pill” provisions to prevent hostile takeovers. As most Brazilian companies have clearly identified controlling shareholders, hostile takeovers are rare and thus no developed body of case law addresses the limits on the ability of management to prevent or deter potential hostile bidders.
Notwithstanding the foregoing, the Brazilian Corporations Law, Level 2 B3 rules and our bylaws require any party that acquires our control to extend a tender offer for common shares held by non-controlling shareholders at the same purchase price paid to the controlling shareholders.
In addition, as a result of with the governance changes adopted as part of the Voluntary Reorganization, any person, or group of persons, that, directly or indirectly, acquires a stake in excess of 20% of our outstanding common shares (the “Relevant Shareholding”), either through a single transaction or through successive transactions, must effect a tender offer for all of our outstanding common shares and instruments convertible to our common shares, under the terms of Article 38 of our bylaws. The price to be offered for our common shares in the tender offer will be, pursuant to Article 41 of our bylaws, the greater of (i) the highest price per share paid by the acquiring shareholder during the twelve months prior to the day when such shareholder reached the Relevant Shareholding Level, (ii) the highest trading price of our shares during the twenty-four months prior to the day when such shareholder reached the Relevant Shareholding Level, or (iii) the fair market value of our shares as determined by an independent first-tier appraiser, using a recognized methodology or based on other criteria that may be defined by the CVM.

AMERICAN DEPOSITARY SHARES
The following summary contains a description of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement with Citibank, N.A., our depositary, the form of ADRs and, if applicable, the omnibus restricted ADS letter agreement. See Exhibit 2.1 of our 2025 Form 20-F. The depositary will register and deliver the ADSs. The principal executive office of the depositary is located at 388 Greenwich Street, New York, New York 10013.
Each ADS represents the right to receive 500,000 common shares (which ratio may be changed, as described below) in registered form, deposited with the office of Banco Bradesco S.A. as custodian for the depositary, with Itaú Corretora de Valores S.A. acting as the share registrar. Each ADS will also represent the right to receive any other securities, cash or other property which may be received on behalf of the owner of the ADSs but not distributed by the depositary to the owners of ADSs because of legal restrictions or practical considerations.
The common shares are listed for trading on the Level 2 listing segment of the B3.
The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.
We will not treat ADS holders as our shareholders and accordingly, you, as an ADS holder, will not have shareholder rights. Brazilian law governs shareholder rights. The depositary, the custodian and their respective nominees will be the holders of the common shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder and beneficial owner rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs.
Holding the ADSs
How will you hold your ADSs?
You may hold ADSs (a) by having an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name or through your broker or other financial institution, or (b) by holding ADSs in DRS. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly, by means of an ADR registered in your name. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.
Dividends and Other Distributions
How will you receive dividends and other distributions on the shares?
The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on common shares or other deposited securities, after deducting its fees and expenses and any taxes and government charges. You will receive these distributions in proportion to the number of common shares your ADSs represent as of the record date set by the depositary with respect to the ADSs.

•Cash. The depositary will convert or cause to be converted any cash dividend or other cash distribution we pay on the common shares or any net proceeds from the sale of any common shares, rights, securities or other entitlements under the terms of the deposit agreement into U.S. dollars, if it can do so on a practicable basis and can transfer such U.S. dollars to the United States and will distribute the amount thus received. If such conversions or transfers are not practical or lawful or if any government approval or license is needed and cannot be obtained, the deposit agreement allows the depositary to either distribute the foreign currency only to those ADS holders to whom it is possible to do so, or hold or cause the custodian to hold the foreign currency for the account of the ADS holders who have not been paid and such funds will be held for the respective accounts of the ADS holders. The depositary will not invest the foreign currency and will not be liable for any interest for the respective accounts of the ADS holders.
Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary, will be deducted. See “Item 10.E—Taxation” of our 2025 Form 20-F. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.
•Shares. For any common shares we distribute as a dividend or free distribution, either (1) the depositary will distribute additional ADSs representing the right to receive such common shares or (2) existing ADSs as of the applicable record date will represent rights and interests in the additional common shares distributed, to the extent reasonably practicable and permissible under law, in either case, net of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The depositary will only distribute whole ADSs. It will try to sell common shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. The depositary may sell a portion of the distributed common shares sufficient to pay its fees and expenses in connection with that distribution. There can be no assurance that you will be given the opportunity to receive distributions under the same terms and conditions as the holders of common shares.
•Elective Distributions in Cash or Shares. If we offer holders of our common shares the option to receive a distribution in either cash or shares, the depositary, after consultation with us and having received timely notice from us as described in the deposit agreement of such elective distribution by us, and if we have indicated that we wish to make such elective distribution available to you, has discretion to determine to what extent such elective distribution is lawful and reasonably practicable. The depositary will not make such elective distribution to you until we first timely instruct the depositary to make such elective distribution available to you and furnish it with satisfactory evidence that it is lawful to do so. The depositary could decide it is not lawful or reasonably practicable to make such elective distribution available to you. If such elective distribution is not reasonably practicable or if the depositary did not receive satisfactory documentation, the depositary shall, on the basis of the same determination as is made in respect of the common shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing the right to receive common shares in the same way as it does in a share distribution. The depositary will not be obligated to make available to you a method to receive the elective dividend in common shares rather than in ADSs. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of common shares.

•Rights to Purchase Additional Shares. If we offer holders of our common shares any rights to subscribe for additional shares, the depositary shall, having received timely notice as described in the deposit agreement of such distribution by us, consult with us, and determine whether it is reasonably practicable to make these rights available to you. The depositary will not make rights available to you unless we first instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is reasonably practicable to do so, and such other documentation as is provided in the deposit agreement. If it is not reasonably practicable to make the rights available but it is reasonably practicable to sell the rights, the depositary will attempt to sell the rights and distribute the net proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.
If the depositary makes rights available to you, it will establish procedures to distribute such rights and enable you to exercise the rights upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The depositary shall not be obliged to make available to you a method to exercise such rights to subscribe for common shares (rather than ADSs).
Any distributions made, and any notices given, by the depositary to DTC under the terms of the deposit agreement shall (unless otherwise specified by the depositary) satisfy the depositary’s obligations under the deposit agreement to make such distributions, and give such notices, in respect of the ADSs held in DTC (including, for avoidance of doubt, to the DTC participants holding the ADSs in their DTC accounts and to the beneficial owners of such ADSs).
U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place. On February 21, 2025, we entered into an omnibus restricted ADS letter agreement with the depositary which establishes procedures pursuant to which the depositary agrees to the deposit of common shares that constitute restricted securities under U.S. securities laws and the issuance of restricted ADSs, subject to the terms of such letter agreement.
There can be no assurance that you will be given rights on the same terms and conditions as the holders of common shares or be able to exercise such rights.
•Other Distributions. Subject to receipt of timely notice and satisfactory documents by the depositary, as described in the deposit agreement, from us with our request to make any such distribution available to you, and provided the depositary has determined such distribution is reasonably practicable and in accordance with the terms of the deposit agreement, the depositary will distribute to you anything else we distribute on deposited securities by any means it may deem practicable, upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The depositary may attempt to sell all or a portion of the distributed property sufficient to pay its fees and expenses in connection with that distribution. If any of the conditions above are not met, the depositary will attempt to sell, or cause to be sold, what we distributed and distribute the net proceeds in the same way as it does with cash; or, if it is unable to sell such property, the depositary may dispose of such property in any way it deems reasonably practicable under the circumstances for nominal or no consideration, such that you may have no rights to or arising from such property.

The depositary is not responsible if it is unlawful or impracticable to make a distribution available to any ADS holders. We have no obligation to register ADSs, common shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, common shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our common shares or any value for them if we or the depositary determine that it is not lawful or not practicable for us or the depositary to make them available to you. The depositary will hold any cash amounts or property it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until a distribution can be effected or such amounts and property that the depositary holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.
Deposit, Withdrawal and Cancellation
Which shares shall be accepted for deposit?
No common shares shall be accepted for deposit unless accompanied by confirmation or such additional evidence, if any is required by the depositary, that is reasonably satisfactory to the depositary and the custodian that all conditions to such deposit have been satisfied by the person depositing such common shares under the laws and regulations of Brazil and any necessary approval has been granted by the CVM, the Central Bank or any governmental body in Brazil, if any, which is then performing the function of the regulator of currency exchange.
The depositary shall not be required to accept for deposit or maintain on deposit with the custodian (a) any fractional common shares or fractional deposited securities, or (b) any number of common shares or deposited securities which (i) do not constitute a share unit or whole multiple thereof, upon application of the ratio of ADSs to deposited securities, would give rise to fractional ADSs.
How are ADSs issued?
The depositary will deliver ADSs if you or your broker deposits common shares or evidence of rights to receive common shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, and upon presentation of the applicable deposit certification, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto. Your ability to deposit shares and receive ADSs may be limited by U.S. and Brazilian legal considerations applicable at the time of deposit.
How do ADS holders cancel an ADS?
You may present (or provide appropriate instructions to your broker to present) your ADSs to the depositary for cancellation and then receive the corresponding number of underlying common shares at the custodian’s offices. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the common shares and any other deposited securities underlying the ADSs to you or a person you designate. The depositary may ask you to provide documents as the depositary may deem appropriate before it will cancel your ADSs and deliver the underlying common shares and any other property.

How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?
You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs and provided the continued availability of certified ADSs in the U.S., the depositary will execute and deliver to you an ADR evidencing those ADSs.
Voting Rights
How do you vote?
If certain conditions in the deposit agreement are satisfied as further described below, you may instruct the depositary to vote the common shares or other deposited securities underlying your ADSs at any meeting at which holders of common shares or other deposited securities are entitled to vote pursuant to any applicable law, the provisions of our bylaws and other constitutive documents, and the provisions of or governing the deposited securities. Otherwise, you could exercise your right to vote directly if you withdraw the common shares. However, you may not know about the meeting sufficiently enough in advance to withdraw the common shares. Our common shares have limited voting rights.
Upon timely notice from us by regular, ordinary mail delivery, or by electronic transmission, as described in the deposit agreement, the depositary will notify you of the upcoming meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our bylaws and other constitutive documents, and the provisions of or governing the deposited securities, and arrange to deliver our voting materials to you. The materials will include or reproduce (a) such notice of meeting or solicitation of consents or proxies; (b) a statement that the ADS holders at the close of business on the ADS record date will be entitled, subject to any applicable law, the provisions of our bylaws and other constitutive documents, and the provisions of or governing the deposited securities (which provisions, if any, shall be summarized in pertinent part by us), to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the common shares or other deposited securities represented by such holder’s ADSs; and (c) a brief statement as to the manner in which such instructions may be given. Voting instructions may be given only in respect of a number of ADSs representing an integral number of common shares or other deposited securities. For instructions to be valid, the depositary must receive them in writing on or before the date specified by the depositary in its notice to ADS holders. The depositary will endeavor, insofar as practicable and permitted under applicable law, the provisions of the deposit agreement, our bylaws and the provisions of or governing the deposited securities, to vote or cause the custodian to vote the common shares or other deposited securities (in person or by proxy) as you instruct. The depositary will only vote or attempt to vote as you instruct provided that if the depositary timely receives voting instructions from you that fail to specify the manner in which deposited securities are to be voted, you will be deemed to have instructed the depositary to vote in favor of the items in the voting instructions. Common shares or other deposited securities represented by ADSs for which no specific voting instructions are received by the depositary from the ADS holder shall not be voted except as provided below. Without limiting any of the foregoing, to the extent the depositary does not receive voting instructions from ADS holders, the depositary will take such actions as are necessary, upon our written request and subject to applicable law and the terms of the deposited securities, to cause the amount of shares represented by ADSs of those ADS holders to be counted for the purpose of satisfying applicable quorum requirements.

If (i) we make a timely request to the depositary as contemplated above and (ii) no timely voting instructions are received by the depositary from you with respect to the deposited securities represented by your ADSs on or before the date established by the depositary for such purpose, the depositary shall deem you to have instructed the depositary to give a discretionary proxy to a person designated by our board of directors with respect to such deposited securities and the depositary shall endeavor, insofar as practicable and permitted under applicable law, the provisions of the deposit agreement, our bylaws and the provisions of the deposited securities, to give or cause the custodian to give a discretionary proxy to a person designated by our board of directors to vote such deposited securities; provided, however, that no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter as to which our board of directors informs the depositary that (x) the we do not wish such proxy given, (y) substantial opposition exists or (z) such matter materially and adversely affects the rights of holders of common shares.
We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the common shares underlying your ADSs. In addition, there can be no assurance that you will be given the opportunity to vote or cause the custodian to vote on the same terms and conditions as the holders of our common shares.
The depositary and its agents are not liable for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and you may have no recourse if the common shares underlying your ADSs are not voted as you request.
Payment of Taxes
You will be responsible for any taxes (including applicable interest and penalties thereon) or other governmental charges payable, or which become payable, on your ADSs, on the deposited securities represented by any of your ADSs, or on any transactions entered by you and/or your beneficiary owned in respect of the ADSs or deposited securities. The depositary may refuse to register or transfer your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from (i) any ADSs held by you and/or by a beneficial owner, (ii) the deposited property represented by the ADSs, and (iii) any transaction entered into by you or a beneficial owner in respect of the ADSs and/or the deposited property represented thereby. Your obligations under this paragraph shall survive any transfer of ADSs, any surrender of ADSs and withdrawal of deposited securities or the termination of the deposit agreement.
The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADSs or to release securities on deposit until all taxes and charges are paid by you. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may be required to fulfill legal obligations.

Each ADS holder will be responsible for the payment and/or reimbursement of any and all taxes effectively paid or incurred by us, the Depositary or the Custodian (including as a result of the execution of any foreign exchange transaction) related to or as a result of a deposit of common shares and/or withdrawal or sale of deposited property by such ADS holder. Each ADS holder will be responsible for the reporting of any false or misleading information, or the failure to report required information relating to foreign exchange transactions to the custodian or the Central Bank, as the case may be, in connection with deposits or withdrawals of deposited securities.
If we change the nominal or par value of, split-up, cancel, consolidate or otherwise reclassify any of the deposited securities, or if we recapitalize, reorganize, merge, consolidate or sell our assets, any property which shall be received by the depositary or the custodian in exchange for, or in conversion of, or replacement of, or otherwise in respect of, the deposited securities shall, to the extent permitted by law, be treated as new deposited property under the deposit agreement, and the ADSs shall, subject to the provisions of the deposit agreement, any ADR(s) evidencing such ADSs and applicable law, represent the right to receive such additional or replacement deposited property. In connection with the foregoing, we may (i) issue and deliver additional ADSs as in the case of a stock dividend on the common shares, (ii) amend the deposit agreement and the applicable ADR(s), (iii) amend the applicable registration statement(s) in respect of the ADSs, (iv) call for the surrender of outstanding ADRs to be exchanged for new ADRs, and (v) take such other actions as are appropriate to reflect the transaction with respect to the ADSs.
Amendment and Termination
How may the deposit agreement be amended?
We may agree with the depositary to amend the deposit agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by ADS holders under the deposit agreement, or materially prejudices a substantial existing right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. The depositary will not consider to be materially prejudicial to your substantial existing rights any modification or supplement that are reasonably necessary for the ADSs to be registered under U.S. laws, in each case without imposing or increasing the fees and charges you are required to pay. In addition, the depositary may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.
How may the deposit agreement be terminated?
We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In such cases, the depositary must notify you at least 30 days before termination.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver common shares and other deposited securities upon cancellation of ADSs after payment of any fees, charges, taxes or other governmental charges. At any time after the date of termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. After such sale, the depositary’s only obligations will be to account for the money and other cash. After termination, we shall be discharged from all obligations under the deposit agreement except for our obligations to the depositary and the custodian thereunder. The obligations of ADS holders and beneficial owners of ADSs outstanding as of the effective date of any termination shall survive such effective date of termination and shall be discharged only when the applicable ADSs are presented to the depositary for cancellation under the terms of the deposit agreement and the ADS holders have satisfied any and all of their obligations thereunder (including, but not limited to, any payment and/or reimbursement obligations which relate to prior to the effective date of termination but which payment and/or reimbursement is claimed after such effective date of termination).
Books of Depositary
The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office at all reasonable times but solely for the purpose of communicating with other holders in the interest of business matters relating to the Company, the ADRs and the deposit agreement.
The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.
These facilities may be closed at any time or from time to time, when such action is deemed necessary or advisable by the depositary in connection with the performance of its duties under the deposit agreement or at our reasonable request to the extent not prohibited by law.
Limitations on Obligations and Liability
Limits on our Obligations and the Obligations of the Depositary and the Custodian; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary and the custodian. It also limits our liability and the liability of the depositary and the custodian. We, the depositary and the custodian:
•are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;
•are not liable if any of us or our respective controlling persons or agents are prevented or forbidden from, or subjected to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement and any ADR, by reason of any provision of any present or future law or regulation of the United States or any state thereof, Brazil or any other country, or of any other governmental authority or regulatory authority or stock exchange, or on account of the possible criminal or civil penalties or restraint, or by reason of any provision, present or future, of our bylaws or other constituent documents or any provision of or governing any deposited securities, or by reason of any act of God or war or other events or circumstances beyond its control (including, without limitation, fire, flood, earthquake, tornado, hurricane, tsunami, explosion, or other natural disaster, nationalization, expropriation, currency restriction, work stoppage, strikes, civil unrest, act of war (whether declared or not) or terrorism, revolution, rebellion, embargo, computer failure, failure of public infrastructure (including communication or utility failure), failure of common carriers, nuclear, cyber or biochemical incident, any pandemic, epidemic or other prevalent disease or illness with an actual or probable threat to human life, any quarantine order or travel restriction imposed by a governmental authority or other competent public health authority, or the failure or unavailability of the United States Federal Reserve Bank (or other central banking system) or DTC (or other clearing system));
•are not obligated to perform any act that is inconsistent with the terms of the deposit agreement;
•are not liable by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our bylaws or other constituent documents or provisions of or governing deposited securities;
•disclaim any liability for any action or inaction of any of us or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, accountants, any person presenting common shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by any of us in good faith to be competent to give such advice or information;
•are not liable for any action or inaction of any clearing or settlement system (any participant thereof) for the deposited securities or the ADSs;
•are not liable for any consequential or punitive damages (including lost profits) for any breach of the terms of the deposit agreement;
•disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADSs;
•may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party;

•are not obligated to appear in, prosecute or defend any action with respect to deposited property or the ADSs, except under the circumstances set forth in the deposit agreement; and
•are not liable for any action or failure to act by any ADS holder relating to the ADS holder’s obligations under any applicable Brazilian law or regulation relating to foreign investment in Brazil in respect of a withdrawal or sale of deposited securities, including, without limitation, any failure to comply with a requirement to register such investment pursuant to the terms of any applicable Brazilian law or regulation prior to such withdrawal or any failure to report foreign exchange transactions to the Central Bank, as the case may be.
The depositary and any of its agents also disclaim any liability (i) with respect to Brazil’s system of share registration and custody, including any liability in respect of the unavailability of deposited securities (or any distribution in respect thereof), (ii) for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, (iii) the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, (iv) any investment risk associated with the acquisition of an interest in the deposited securities, for the validity or worth of the deposited securities, for any financial transaction entered into by any person in respect of the ADSs or any deposited securities, for any tax consequences that may result from the ownership of, or any transaction involving, ADSs or the deposited securities, the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the deposit agreement, for the failure or timeliness of any notice from us, or for any action of or failure to act by, or any information provided or not provided by, DTC or any DTC participant, (v) for any tax consequences that may result from ownership of ADSs, common shares or deposited securities, or (vi) for any acts or omissions made by a successor depositary.
In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.
Requirements for Depositary Actions
Before the depositary will issue, deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of common shares, the depositary may require:
•payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any common shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;
•satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and
•compliance with (A) any laws or governmental regulations relating to the execution and delivery of ADRs or ADSs or to the withdrawal or delivery of deposited securities and (B) regulations it may establish, from time to time, consistent with the deposit agreement and applicable laws, including presentation of transfer documents.
The depositary may refuse to issue and deliver ADSs or register transfers of ADSs generally when the register of the depositary or our transfer books are closed or at any time if the depositary or we determine that it is necessary or advisable to do so.

Your Right to Receive the Shares Underlying Your ADSs
You have the right to cancel your ADSs and withdraw the underlying common shares at any time except:
•when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of common shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our common shares;
•when you owe money to pay fees, taxes and similar charges;
•when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of common shares or other deposited securities; or
•other circumstances specifically contemplated by Section I.A.(l) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time).
This right of withdrawal may not be limited by any other provision of the deposit agreement.
The depositary shall not knowingly accept for deposit under the deposit agreement any common shares or other deposited securities required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to such common shares.
Ownership Restrictions
We may restrict transfers of the common shares where such transfer might result in ownership of common shares exceeding limits imposed by applicable laws or our bylaws. We may also restrict, in such manner as we deem appropriate, transfers of the ADSs where such transfer may result in the total number of common shares represented by the ADSs owned by a single ADS holder or beneficial owner of ADSs to exceed any such limits. We may, in our sole discretion but subject to applicable law, instruct the depositary to take action with respect to the ownership interest of any ADS holder or beneficial owner of ADSs in excess of the limits set forth in the preceding sentence, including, but not limited to, the imposition of restrictions on the transfer of ADSs, the removal or limitation of voting rights or mandatory sale or disposition on behalf of an ADS holder or beneficial owner of ADSs of the common shares represented by the ADSs of such holder or beneficial owner in excess of such limitations, if and to the extent such disposition is permitted by applicable law and our bylaws. Notwithstanding the foregoing, neither we nor the depositary shall be obligated to ensure compliance with the foregoing ownership restrictions.